UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*

                        Physicians Formula Holdings, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $0.01 par value
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    719427106
                         ------------------------------
                                 (CUSIP Number)

                                December 31, 2006
    ------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]   Rule 13d-1(b)
      [_]   Rule 13d-1(c)
      [X]   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               Page 1 of 41 Pages

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 2 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 3 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners VI (GP), LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 4 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners VI (GP), L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 5 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures VI-A, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 6 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures VI-B, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 7 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit VI Advisors Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 8 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit VI Entrepreneurs Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 9 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Investors VI, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 10 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners, LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited liability company
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 11 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners V, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 12 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Ventures V, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  811656107              13G                 PAGE 13 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Companion Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  719427106              13G                 PAGE 14 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Advisors Fund, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  719427106              13G                 PAGE 15 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
 1   NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit V Advisors Fund (QP), L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  719427106              13G                 PAGE 16 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Partners SD II, LLC
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------                           ---------------------------
   CUSIP NO.  719427106              13G                 PAGE 17 OF 41 PAGES
--------------------------                           ---------------------------


-------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Summit Subordinated Debt Fund II, L.P.
-------------------------------------------------------------------------------
 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                        (a) [_]
                                                                        (b) [_]
-------------------------------------------------------------------------------
 3   SEC USE ONLY


-------------------------------------------------------------------------------
 4   CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware limited partnership
-------------------------------------------------------------------------------
                5  SOLE VOTING POWER

                         0 shares
  NUMBER OF    ----------------------------------------------------------------
    SHARES      6  SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY              3,841,571 shares
     EACH      ----------------------------------------------------------------
  REPORTING     7  SOLE DISPOSITIVE POWER
    PERSON
     WITH                0 shares
               ----------------------------------------------------------------
                8  SHARED DISPOSITIVE POWER

                                3,841,571 shares
-------------------------------------------------------------------------------
 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,841,571 shares
-------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        [_]

-------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           27.8%
-------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON *

           CO
-------------------------------------------------------------------------------

Item 1(a). Name of Issuer: Physicians Formula, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 1055 West 8th
           Street; Azusa, CA, 91702

Item 2(a). Names of Persons Filing: Summit Partners, L.P., Summit Partners VI
           (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners, LLC, Summit Partners V, L.P., Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Partners SD II, LLC and Summit Subordinated Debt Fund II, L.P.

           Summit Partners, L.P. is the managing member of Summit Partners VI
           (GP), LLC, which is the sole general partner of Summit Partners VI
           (GP), L.P., which is the sole general partner of each of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P. Summit Partners V, L.P. is the sole general partner of each of Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P. Summit Partners, LLC is the sole general partner of Summit Partners V, L.P. Summit Partners, L.P. is the manager of Summit Partners, LLC. Summit Partners SD II, LLC is the sole general partner of Summit Subordinated Debt Fund II, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence: The
           address of the principal business office of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Partners SD II, LLC and Summit Subordinated Debt Fund II, L.P. is Summit Partners, 222 Berkeley Street, 18th Floor, Boston, Massachusetts 02116.

Item 2(c). Citizenship: Each of Summit Partners, L.P., Summit Partners VI (GP),
           L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Partners, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., and Summit Subordinated Debt Fund II, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Summit Partners VI
           (GP), LLC, Summit Partners, LLC and Summit Partners SD II, LLC, is a limited liability company organized under the laws of the State of Delaware.



                              Page 18 of 41 Pages

Item 2(d). Title of Class of Securities: Common Stock, $0.01 par value

Item 2(e). CUSIP Number:

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

           Not Applicable.

Item 4.    Ownership.

           (a)        Amount Beneficially Owned:

                      Each of Summit Partners, L.P., Summit Partners VI (GP), LLC, Summit Partners VI (GP), L.P., Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., and Summit Investors VI, L.P., Summit Partners, LLC, Summit Ventures V, L.P., Summit Partners V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P., Summit Partners SD II, LLC and Summit Subordinated Debt Fund II, L.P. (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 3,841,571 shares of Common Stock as of December 31, 2006.

                      As of December 31, 2006, Summit Ventures VI-A, L.P. was the record owner of 1,663,157 shares of Common Stock. As of December 31, 2006, Summit Ventures VI-B, L.P. was the record owner of 693,605 shares of Common Stock. As of December 31, 2006, Summit VI Advisors Fund, L.P. was the record owner of 34,588 shares of Common Stock. As of December 31, 2006, Summit VI Entrepreneurs Fund, L.P. was the record owner of 53,105 shares of Common Stock. As of December 31, 2006, Summit Investors VI, L.P. was the record owner of 13,824 shares of Common Stock. As of December 31, 2006, Summit Ventures V, L.P. was the record owner of 681,399 shares of Common Stock. As of December 31, 2006, Summit V Companion Fund, L.P. was the record owner of 462,189 shares of Common Stock. As of December 31, 2006, Summit V Advisors Fund (QP), L.P. was the record owner of 65,532 shares of Common Stock. As of December 31, 2006, Summit V Advisors Fund, L.P. was the record owner of 20,024 shares of Common Stock. As of December 31, 2006, Summit Subordinated Debt Fund II, L.P. was the record owner of 154,148 shares of Common Stock. The shares held of record by Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., and Summit V Advisors Fund, L.P., are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own


                              Page 19 of 41 Pages
                      beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 3,841,571 shares of Common Stock.

                      Each of the reporting persons expressly disclaims beneficial ownership of any shares of Physicians Formula, Inc., except in the case of Summit Ventures VI-A, L.P., Summit Ventures VI-B, L.P., Summit VI Advisors Fund, L.P., Summit VI Entrepreneurs Fund, L.P., Summit Investors VI, L.P., Summit Ventures V, L.P., Summit V Companion Fund, L.P., Summit V Advisors Fund (QP), L.P., Summit V Advisors Fund, L.P. and Summit Subordinated Debt Fund II, L.P. in each case for the shares which it holds of record as provided in the prior paragraph.


           (b)        Percent of Class:

                      Summit Partners, L.P.:  27.8%
                      Summit Partners VI (GP), LLC:  27.8%
                      Summit Partners VI (GP), L.P.:  27.8%
                      Summit Ventures VI-A, L.P.:  27.8%
                      Summit Ventures VI-B, L.P.:  27.8%
                      Summit VI Advisors Fund, L.P.:  27.8%
                      Summit VI Entrepreneurs Fund, L.P.:  27.8%
                      Summit Investors VI, L.P.:  27.8%
                      Summit Partners, LLC:  27.8%
                      Summit Ventures V, L.P.:  27.8%
                      Summit Partners V, L.P.:  27.8%
                      Summit V Companion Fund, L.P.:  27.8%
                      Summit V Advisors Fund (QP), L.P.:  27.8%
                      Summit V Advisors Fund, L.P.:  27.8%
                      Summit Partners SD II, LLC:  27.8%
                      Summit Subordinated Debt Fund II, L.P.:  27.8%

                      The foregoing percentages are calculated based on the 13,843,056 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for Physicians Formula, Inc. for the quarterly period ended September 30, 2006.

           (c)        Number of shares as to which such person has:

                      (i)        sole power to vote or to direct the vote:

                                 0 shares for each reporting person

                      (ii)       shared power to vote or to direct the vote:



                              Page 20 of 41 Pages

                            Summit Partners, L.P.:  3,841,571 shares
                            Summit Partners VI (GP), LLC: 3,841,571 shares Summit Partners VI (GP), L.P.: 3,841,571 shares Summit Ventures VI-A, L.P.: 3,841,571 shares
                            Summit Ventures VI-B, L.P.:  3,841,571 shares
                            Summit VI Advisors Fund, L.P.: 3,841,571 shares Summit VI Entrepreneurs Fund, L.P.: 3,841,571 shares Summit Investors VI, L.P.: 3,841,571 shares
                            Summit Partners, LLC:  3,841,571 shares
                            Summit Ventures V, L.P.:  3,841,571 shares
                            Summit Partners V, L.P.:  3,841,571 shares
                            Summit V Companion Fund, L.P.: 3,841,571 shares Summit V Advisors Fund (QP), L.P.: 3,841,571 shares Summit V Advisors Fund, L.P.: 3,841,571 shares Summit Partners SD II, LLC: 3,841,571 shares
                            Summit Subordinated Debt Fund II, L.P.:  3,841,571
                                                                     shares

                      (iii) sole power to dispose or direct the disposition of:

                                 0 shares for each reporting person

                      (iv)       shared power to dispose or direct the
                                 disposition of:

                            Summit Partners, L.P.:  3,841,571 shares
                            Summit Partners VI (GP), LLC: 3,841,571 shares Summit Partners VI (GP), L.P.: 3,841,571 shares Summit Ventures VI-A, L.P.: 3,841,571 shares
                            Summit Ventures VI-B, L.P.:  3,841,571 shares
                            Summit VI Advisors Fund, L.P.: 3,841,571 shares Summit VI Entrepreneurs Fund, L.P.: 3,841,571 shares Summit Investors VI, L.P.: 3,841,571 shares
                            Summit Partners, LLC:  3,841,571 shares
                            Summit Ventures V, L.P.:  3,841,571 shares
                            Summit Partners V, L.P.:  3,841,571 shares
                            Summit V Companion Fund, L.P.: 3,841,571 shares Summit V Advisors Fund (QP), L.P.: 3,841,571 shares Summit V Advisors Fund, L.P.: 3,841,571 shares Summit Partners SD II, LLC: 3,841,571 shares
                            Summit Subordinated Debt Fund II, L.P.:  3,841,571
                                                                     shares

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable




                              Page 21 of 41 Pages

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable.

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable. The reporting persons expressly disclaim membership in a "group" as used in 13d-1(b)(1)(ii)(J).

Item 9.    Notice of Dissolution of Group.

           Not Applicable.

Item 10.   Certification.

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

















                              Page 22 of 41 Pages

                                   SIGNATURES

    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February __, 2007.

SUMMIT PARTNERS, L.P.                          SUMMIT PARTNERS VI (GP), LLC

By: Summit Master Company, LLC                 By: Summit Partners, L.P.

By:                  *                         By: Summit Master Company, LLC
    -----------------------------
    Member
                                               By:                  *
                                                   -----------------------------
                                                   Member

SUMMIT PARTNERS VI (GP), L.P.                  SUMMIT VENTURES VI-A, L.P.

By: Summit Partners VI (GP), LLC               By: Summit Partners VI (GP), L.P.

By: Summit Partners, L.P.                      By: Summit Partners VI (GP), LLC

By: Summit Master Company, LLC                 By: Summit Partners, L.P.

By:                  *                         By: Summit Master Company, LLC
    -----------------------------
    Member
                                               By:                  *
                                                   -----------------------------
                                                   Member

SUMMIT VENTURES VI-B, L.P.                     SUMMIT VI ADVISORS FUND, L.P.

By: Summit Partners VI (GP), L.P.              By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC               By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                      By: Summit Partners, L.P.

By: Summit Master Company, LLC                 By: Summit Master Company, LLC

By:                  *                         By:                  *
    -----------------------------                  -----------------------------
    Member                                         Member



                              Page 23 of 41 Pages

SUMMIT VI ENTREPRENEURS FUND, L.P.             SUMMIT INVESTORS VI, L.P.

By: Summit Partners VI (GP), L.P.              By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC               By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                      By: Summit Partners, L.P.

By: Summit Master Company, LLC                 By: Summit Master Company, LLC

By:                  *                         By:                  *
    -----------------------------                  -----------------------------
    Member                                         Member

SUMMIT PARTNERS, LLC                           SUMMIT VENTURES V, L.P.

By: Summit Partners, L.P.                      By: Summit Partners V, L.P.

By: Summit Master Company, LLC                 By: Summit Partners, LLC

By:                  *                         By: Summit Partners, L.P.
    -----------------------------
    Member
                                               By: Summit Master Company, LLC

                                               By:                  *
                                                   -----------------------------
                                                   General Partner

SUMMIT V COMPANION FUND, L.P.                  SUMMIT V ADVISORS FUND (QP), L.P.

By: Summit Partners V, L.P.                    By: Summit Partners V, L.P.

By: Summit Partners, LLC                       By: Summit Partners, LLC

By: Summit Partners, L.P.                      By: Summit Partners, L.P.

By: Summit Master Company, LLC                 By: Summit Master Company, LLC

By:                  *                         By:                  *
    -----------------------------                  -----------------------------
    General Partner                                General Partner

SUMMIT V ADVISORS FUND, L.P.                   SUMMIT PARTNERS V, L.P.

By: Summit Partners V, L.P.                    By: Summit Partners, LLC

By: Summit Partners, LLC                       By: Summit Partners, L.P.

By: Summit Partners, L.P.                      By: Summit Master Company, LLC

By: Summit Master Company, LLC                 By:                  *
                                                   -----------------------------
                                                   General Partner
By:                  *
    -----------------------------
    General Partner

                              Page 24 of 41 Pages

SUMMIT SUBORDINATED DEBT FUND II,
L.P.

By: Summit Partners SD II, LLC

By: Stamps, Woodsum & Co. IV

By: Summit Partners, L.P.

By: Summit Master Company, LLC

By:                  *
    -----------------------------
    General Partner


                                    *By:
                                        -----------------------------
                                        Robin W. Devereux
                                        Power of Attorney for Walter
                                        G. Kortschak




--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.








                              Page 25 of 41 Pages

                                                                       Exhibit 1

                                    AGREEMENT

    Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of SeaBright Insurance Holdings, Inc.

    This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

    EXECUTED this __th day of February, 2007.

SUMMIT PARTNERS, L.P.                          SUMMIT PARTNERS VI (GP), LLC

By: Summit Master Company, LLC                 By: Summit Partners, L.P.

By:                  *                         By: Summit Master Company, LLC
    -----------------------------
    Member
                                               By:                  *
                                                   -----------------------------
                                                   Member

SUMMIT PARTNERS VI (GP), L.P.                  SUMMIT VENTURES VI-A, L.P.

By: Summit Partners VI (GP), LLC               By: Summit Partners VI (GP), L.P.

By: Summit Partners, L.P.                      By: Summit Partners VI (GP), LLC

By: Summit Master Company, LLC                 By: Summit Partners, L.P.

By:                  *                         By: Summit Master Company, LLC
    -----------------------------
    Member
                                               By:                  *
                                                   -----------------------------
                                                   Member

SUMMIT VENTURES VI-B, L.P.                     SUMMIT VI ADVISORS FUND, L.P.

By: Summit Partners VI (GP), L.P.              By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC               By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                      By: Summit Partners, L.P.

By: Summit Master Company, LLC                 By: Summit Master Company, LLC

By:                  *                         By:                  *
    -----------------------------                  -----------------------------
    Member                                         Member


                              Page 26 of 41 Pages

SUMMIT VI ENTREPRENEURS FUND, L.P.             SUMMIT INVESTORS VI, L.P.

By: Summit Partners VI (GP), L.P.              By: Summit Partners VI (GP), L.P.

By: Summit Partners VI (GP), LLC               By: Summit Partners VI (GP), LLC

By: Summit Partners, L.P.                      By: Summit Partners, L.P.

By: Summit Master Company, LLC                 By: Summit Master Company, LLC

By:                  *                         By:                  *
    -----------------------------                  -----------------------------
    Member                                         Member

SUMMIT PARTNERS, LLC                           SUMMIT VENTURES V, L.P.

By: Summit Partners, L.P.                      By: Summit Partners V, L.P.

By: Summit Master Company, LLC                 By: Summit Partners, LLC

By:                  *                         By: Summit Partners, L.P.
    -----------------------------
    Member
                                               By: Summit Master Company, LLC

                                               By:                  *
                                                   -----------------------------
                                                   General Partner

SUMMIT V COMPANION FUND, L.P.                  SUMMIT V ADVISORS FUND (QP), L.P.

By: Summit Partners V, L.P.                    By: Summit Partners V, L.P.

By: Summit Partners, LLC                       By: Summit Partners, LLC

By: Summit Partners, L.P.                      By: Summit Partners, L.P.

By: Summit Master Company, LLC                 By: Summit Master Company, LLC

By:                  *                         By:                  *
    -----------------------------                  -----------------------------
    General Partner                                General Partner

SUMMIT V ADVISORS FUND, L.P.                   SUMMIT PARTNERS V, L.P.

By: Summit Partners V, L.P.                    By: Summit Partners, LLC

By: Summit Partners, LLC                       By: Summit Partners, L.P.

By: Summit Partners, L.P.                      By: Summit Master Company, LLC

By: Summit Master Company, LLC                 By:                  *
                                                   -----------------------------
                                                   General Partner
By:                  *
    -----------------------------
    General Partner

                              Page 27 of 41 Pages

SUMMIT SUBORDINATED DEBT FUND II,
L.P.

By: Summit Partners SD II, LLC

By: Stamps, Woodsum & Co. IV

By: Summit Partners, L.P.

By: Summit Master Company, LLC

By:                  *
    -----------------------------
    General Partner


                                    *By:
                                        -----------------------------
                                        Robin W. Devereux
                                        Power of Attorney for Walter
                                        G. Kortschak




--------------------------------------------------------------------------------
* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.





















                              Page 28 of 41 Pages

                                                                       Exhibit 2
                                                                       ---------
                                POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of:

        E. Roe Stamps, IV,                      Joseph F. Trustey,
        Stephen G. Woodsum,                     Kevin P. Mohan,
        Gregory M. Avis,                        Peter Y. Chung,
        Martin J. Mannion,                      Scott C. Collins and
        Bruce R. Evans,                         Robin W. Devereux
        Thomas S. Roberts,
        Walter G. Kortschak,

his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of the entities listed on the attached Exhibit A, on matters pursuant to:

           (a) Sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and

           (b) any written ballot or proxy with respect to the investment securities owned by any of the foregoing,

and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      The undersigned hereby acknowledges that this Power of Attorney supercedes, revokes and terminates any power of attorney executed by the undersigned prior to the date hereof for the purposes listed above.

                     [Exhibit A and Signature Pages Follow]




                              Page 29 of 41 Pages

                                POWER OF ATTORNEY

                                    EXHIBIT A

--------------------------------------------------------------------------------
Summit Ventures, L.P.                   Summit Partners Blocker, Inc.
--------------------------------------------------------------------------------
Summit Ventures II, L.P.                Summit Partners FF Corp
--------------------------------------------------------------------------------
SV Eurofund, C.V.                       Summit Partners Holdings, L.P.
--------------------------------------------------------------------------------
Summit Ventures III, L.P.               Summit Partners II, L.P.
--------------------------------------------------------------------------------
Summit Ventures IV, L.P.                Summit Partners III, L.P.
--------------------------------------------------------------------------------
Summit Ventures V, L.P.                 Summit Partners IV, L.P.
--------------------------------------------------------------------------------
Summit V Companion Fund, L.P.           Summit Partners LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund, L.P.            Summit Partners SD II, LLC
--------------------------------------------------------------------------------
Summit V Advisors Fund QP, L.P.         Summit Partners SD, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-A, L.P.              Summit Partners V, L.P.
--------------------------------------------------------------------------------
Summit Ventures VI-B, L.P.              Summit Partners VI (GP), L.P.
--------------------------------------------------------------------------------
Summit VI Advisors Fund, L.P.           Summit Partners VI (GP), LLC
--------------------------------------------------------------------------------
Summit VI Entrepreneurs Fund L.P.       SV International, L.P.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund, L.P.     SWC Holdings Co.
--------------------------------------------------------------------------------
Summit Subordinated Debt Fund           Summit Investment Holdings Trust
II, L.P.
--------------------------------------------------------------------------------
Summit Accelerator Fund, L.P.           Summit Investment Holdings Trust II
--------------------------------------------------------------------------------
Summit Founders' Fund, L.P.             Summit Investors Holdings Trust
--------------------------------------------------------------------------------
Summit Founders' Fund II, L.P.          Summit Master Company, LLC
--------------------------------------------------------------------------------
Summit Accelerator Founders'            Summit Partners Holding GmBh
Fund, L.P.
--------------------------------------------------------------------------------
Summit Investors, L.P.                  Summit Partners Sarl
--------------------------------------------------------------------------------
Summit Investors II, L.P.               Summit Partners, L.P.
--------------------------------------------------------------------------------
Summit Investors III, L.P.              Summit Partners, Ltd.
--------------------------------------------------------------------------------
Summit Investors (SAF) IV, L.P.         Summit UK Advisory LLC
--------------------------------------------------------------------------------
Summit Investors VI, L.P.               Summit/Meditech LLC
--------------------------------------------------------------------------------
Summit Incentive Plan, L.P.             SV VI-B Bennington Blocker Corp
--------------------------------------------------------------------------------
Summit Incentive Plan II, L.P.          SV VI-B Bennington Holdings LP
--------------------------------------------------------------------------------
SP (1984), LP (f/k/a Summit             SD II Bennington Blocker Corp
Partners, L.P.)
--------------------------------------------------------------------------------
S-K Investment Corp                     SV VI-B Commnet Common  Blocker Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co.                   SV VI-B Commnet Holdings, L.P.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co. II                SV VI-B Commnet Preferred Blocker Corp.
--------------------------------------------------------------------------------
Stamps, Woodsum & Co. III               SV VI-B Eyeglass Common Blocker
--------------------------------------------------------------------------------
Stamps, Woodsum &Co. IV                 SV VI-B Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Management, LLC      SV VI-B Eyeglass Preferred Blocker
--------------------------------------------------------------------------------
Summit Accelerator Management, LP       SD II Eyeglass Holdings LP
--------------------------------------------------------------------------------
Summit Accelerator Partners, LLC
--------------------------------------------------------------------------------
Summit Accelerator Partners, LP
--------------------------------------------------------------------------------



                              Page 30 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 26th day of July, 2004.


                                             /s/ E. Roe Stamps, IV
                                             ----------------------
                                             E. Roe Stamps, IV

State of Florida         )
                         )   ss:
County of Dade           )

      On this 26th day of July, 2004, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Elizabeth O'Keefe
                                             ---------------------
                                             Notary Public





                              Page 31 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Stephen G. Woodsum
                                             ----------------------
                                             Stephen G. Woodsum

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 32 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of July, 2004.


                                             /s/ Gregory M. Avis
                                             -------------------
                                             Gregory M. Avis

State of California      )
                         )   ss:
County of San Mateo      )

      On this 7th day of July, 2004, before me personally came Gregory M. Avis, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 33 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Martin J. Mannion
                                             ---------------------
                                             Martin J. Mannion

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 34 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of August, 2004.


                                             /s/ Bruce R. Evans
                                             ------------------
                                             Bruce R. Evans

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 10th day of August, 2004, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 35 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 4th day of August, 2004.


                                             /s/ Thomas S. Roberts
                                             ---------------------
                                             Thomas S. Roberts

Commonwealth of Massachusetts )
                              )   ss:
County of Suffolk             )

      On this 4th day of August, 2004, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 36 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 7th day of July, 2004.


                                             /s/ Walter G. Kortschak
                                             -----------------------
                                             Walter G. Kortschak

State of California      )
                         )   ss:
County of San Mateo      )

      On this 7th day of July, 2004, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public



                              Page 37 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Joseph F. Trustey
                                             ---------------------
                                             Joseph F. Trustey

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 38 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 30th day of July, 2004.


                                             /s/ Kevin P. Mohan
                                             ------------------
                                             Kevin P. Mohan

Commonwealth of Massachusetts                                     )
                         )   ss:
County of Suffolk        )

      On this 30th day of July, 2004, before me personally came Kevin P. Mohan, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Cynthia R. Freedman
                                             -----------------------
                                             Notary Public



                              Page 39 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of July, 2004.


                                             /s/ Peter Y. Chung
                                             ------------------
                                             Peter Y. Chung

State of California      )
                         )   ss:
County of San Mateo      )

      On this 6th day of July, 2004, before me personally came Peter Y. Chung, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Tammy Kettunen
                                             ------------------
                                             Notary Public




                              Page 40 of 41 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 6th day of July, 2004.


                                             /s/ Scott C. Collins
                                             --------------------
                                             Scott C. Collins

Kingdom of England       )
City of London           )   ss:
                         )

      On this 6th day of July, 2004, before me personally came Scott C. Collins, known to me to be the person described and who executed the foregoing instrument that he acknowledged and executed the same.

[Notary Seal]

                                             /s/ Edward Gardiner
                                             -------------------
                                             Notary Public



                              Page 41 of 41 Pages